Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of CACI International Inc:

1)	Registration Statement (Form S-3 No. 333-144127) pertaining to the offering of up to $300 million of 2.125% convertible senior subordinated notes, as amended,

2)	Registration Statement (Form S-3 No. 333-122784) pertaining to the offering of up to $400 million of common stock, preferred stock and debt securities, as amended,

3)	Registration Statement (Form S-8 No. 333-122843) pertaining to the 1996 Stock Incentive Plan, as amended,

4)	Registration Statement (Form S-8 No. 333-148032) pertaining to the 2006 Stock Incentive Plan, as amended,

5)	Registration Statement (Form S-8 No. 333-146505) pertaining to the 2002 Employee Stock Purchase Plan,

6)	Registration Statement (Form S-8 No. 333-146504) pertaining to the CACI $MART Plan,

7)	Registration Statement (Form S-8 No. 333-104118) pertaining to the 2002 Employee, Management, and Director Stock Purchase Plans, as amended, and

8)	Registration Statement (Form S-8 No. 333-91676) pertaining to the CACI $MART Plan;

of our reports dated August 25, 2008, with respect to the consolidated financial statements and schedule of CACI International Inc and internal control over financial reporting of CACI International Inc, included in this Annual Report (Form 10-K) for the year ended June 30, 2008.

/s/     ERNST & YOUNG LLP

McLean, Virginia

August 25, 2008